Exhibit 99.1

FOR IMMEDIATE RELEASE

SUREWEST INCREASES QUARTERLY CASH DIVIDEND

TO 10 CENTS PER SHARE

ROSEVILLE, Calif – October 26, 2011 – SureWest Communications (NASDAQ: SURW) today announced that its board of directors has approved a quarterly cash dividend of $.10 per share. The quarterly dividend is payable December 15, 2011 to shareholders of record at the close of business on November 30, 2011. SureWest has approximately 9,400 shareowners holding roughly 14.1 million total shares outstanding.

The Board has determined that the company’s performance and outlook supports an increase in the quarterly dividend from $.08 per share to $.10 per share in the third quarter of this year.

“The Board’s decision to increase the quarterly dividend shows confidence in the fundamentals of the business and our plan to grow revenues and cash flow while paying a modest dividend,” said Steve Oldham, SureWest’s president and chief executive officer. “We remain a growth-driven company focused on providing a superior experience to residential and business customers to increase long-term cash flow and shareholder return.”

Any future dividends will be reviewed quarterly. They will be subject to capital needs and availability, and a determination that cash dividends continue to be in the best interest of SureWest’s shareholders.

About SureWest
SureWest Communications (www.surewest.com) is a leading integrated communications provider and the bandwidth leader in the markets it serves. Headquartered in Northern California for more than 95 years, SureWest offers bundled residential and commercial services in the greater Sacramento and Kansas City regions that include IP-based digital and high-definition television, high-speed Internet, Voice over IP, and local and long distance telephone. SureWest was the nation’s first provider to launch residential HDTV over an IP network and offers one of the nation’s fastest symmetrical Internet services with speeds of up to 50 Mbps in each direction on its fiber-to-the-home network.

###

Contact:

Ron Rogers

Corporate Communications

916-746-3123

r.rogers@surewest.com

Misty Wells

Investor Relations

916-786-1799

m.wells@surewest.com